Exhibit (c)(5)

November 12, 2013 Presentation to the Transaction Committee Regarding Project WILDCATS Strictly Private & Confidential SANDLER O’NEILL + PARTNERS, L.P.

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Proposal Value Since Date Received 1. LION exchange ratio of 0.460 shares per TIGER share 2. TIGER book value is $10.42 Date 10/30/2013 11/8/2013 5-Day VWAP 10-Day VWAP 20-Day VWAP LION Share Price $22.96 $23.35 $23.08 $23.02 $22.74 Implied Purchase Price (1) $10.56 $10.74 $10.62 $10.59 $10.46 Implied Total Purchase Price ($mm) $2,163 $2,200 $2,175 $2,169 $2,143 Current TIGER Share Price $9.90 $9.44 $9.59 $9.77 $9.56 Current TIGER Book Value $10.42 $10.42 $10.42 $10.42 $10.42 Premium to TIGER Price 6.7% 13.8% 10.7% 8.4% 9.4% Premium to TIGER Book Value (2) 1.4% 3.1% 1.9% 1.6% 0.4%

Summary of Assumptions for Accretion / Dilution Analysis Total estimated annual savings of $5.0 million(1) as a result of the acquisition (NPV of $ 0.26 per share)(2) $1,340,000 in accounting expenses $350,000 in legal expenses $988,500 in Board of Director expenses $758,912 in insurance expense $960,675 in professional expenses $601,913 in miscellaneous expenses Assumes 6.0% coupon on any new debt raised in connection with the transaction Assumes 2.0% opportunity cost of cash on balance sheet Assumes transaction expenses are 1.5% of total deal value 1. TIGER Management 2. NPV based on TIGER dividend yield of 9.32%

LION Accretion/Dilution Analysis Under Various Scenarios

Current Bid ($10.74 Per Share)		Equity Analyst Case[1]	Management Strategic Plan Cases: Base Case[2]	Management Strategic Plan Cases: Downside Case[2]	Management Strategic Plan Cases: Aggressive Case[2]	Liquidity Forecast Case[3]
2015 Estimated TIGER Earnings		$1.16	$1.22	$0.74	$1.46	$0.87
Accretion / (Dilution) to LION						
100% Stock / 0% Cash	($)	($0.02)	($0.01)	($0.13)	$0.05	($0.09)
	(%)	(0.8%)	(0.2%)	(4.6%)	2.0%	(3.4%)
50% Stock / 50% Cash[4]	($)	$0.06	$0.07	($0.05)	$0.14	($0.02)
	(%)	2.1%	2.7%	(2.0%)	5.1%	(0.7%)
0% Stock / 100% Cash[4]	($)	$0.15	$0.17	$0.03	$0.23	$0.07
	(%)	5.4%	6.0%	1.0%	8.5%	2.4%
2015 Break-Even EPS Analysis						
100% Stock / 0% Cash	Exchange Ratio	0.429x	0.451x	0.277x	0.538x	0.324x
	Share Price	$10.02	$10.53	$6.47	$12.55	$7.57
50% Stock / 50% Cash[4]	Exchange Ratio	0.563x	0.591x	0.363x	0.706x	0.426x
	Share Price	$13.15	$13.80	$8.48	$16.49	$9.94
0% Stock / 100% Cash[4]	Exchange Ratio	0.820x	0.862x	0.530x	1.028x	0.620x
	Share Price	$19.15	$20.13	$12.37	$24.00	$14.47

1. Median Analyst Estimates for LION (2015 $2.74) and TIGER (2015 TIGER estimate is 2014E multiplied by EPS LTGR)
2. Source: Management's Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13)
3. Source: Liquidity Forecast in TIGER Board of Directors Meeting (10/23/13)
4. Assumes 6.0% cost of any new debt raised

Source: SNL Financial

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Potential Transaction Impact on LION's Balance Sheet

($ in millions)

			Pro Forma LION		
	LION	TIGER	100% Stock / 0% Cash	50% Stock / 50% Cash[1]	0% Stock / 100% Debt (Cash)
Unconsolidated Balance Sheet (9/30/13)					
Total Assets	$8,515	$3,224	$11,788	$11,788	$11,788
Cash	1,901	222	2,107	2,107	2,107
Debt[2]	1,000	1,080	2,080	3,180	4,280
Common Equity	2,495	2,134[3]	4,679	3,579	2,479
Tangible Common Equity	2,495	2,134[3]	4,613	3,513	2,413
Operating Metrics: (2013 Estimated)					
EBITDA[4]	1,856	393	2,249	2,249	2,249
Operating Income[5]	1,796	320	2,117	2,051	1,985
Interest Expense[6,7]	59	72	132	198	264
Selected Credit Statistics:					
Debt to EBITDA	0.5x	2.7x	0.9x	1.4x	1.9x
Interest Coverage	31.3x	5.4x	17.1x	11.4x	8.5x
Debt to Common Equity	0.4x	0.5x	0.4x	0.9x	1.7x
Debt to Tangible Common Equity	0.4x	0.5x	0.5x	0.9x	1.8x
Credit Ratings (S&P / Fitch)	A- / A	BBB- / BBB[8]			

1. Case is analogous to LION paying 100% stock and then levering TIGER up with $1.1 billion in debt
2. Assumes TIGER preferred equity as debt
3. Assumes GAAP book value of $10.42 on consolidated balance sheet is the same on an unconsolidated basis
4. 2013E mean analyst estimate used for LION EBITDA
5. 2013E mean analyst earnings before income taxes used for TIGER operating income
6. Includes dividends on preferred as interest
7. LION and TIGER interest is calculated as current debt and preferred stock outstanding at 9/30 multiplied by interest rate
8. TIGER credit rating would be two notches lower without implicit support of LION (based on information from TIGER management)

Source: SNL Financial, company filings, research and TIGER Management

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Comparison to LION Stand-Alone Equity Raise 1. Assumed to equal current deal value Components of Discounts in Offering Price and Aggregate Dollar Impacts Current Price $23.35 $23.35 $23.35 $23.35 Net Offering Price / Proceeds $20.00 $20.50 $21.00 $21.50 Pricing Discount to Current Price 11.7% 9.5% 7.3% 5.1% Underwriting Fees and Expenses 3.0% 3.0% 3.0% 3.0% Overall Fees & Discounts 14.3% 12.2% 10.1% 7.9% Total Economic Cost of Offering to LION ($ Aggregate) ($368.5) ($305.9) ($246.2) ($189.3) Equivalent Economic Cost per TIGER Share $1.80 $1.49 $1.20 $0.92 Implied Price per TIGER Share Including Book Value $12.22 $11.91 $11.62 $11.34 Assumptions and Inputs Total Target Capital Raise ($mm) (1) $2,200.0 TIGER Shares Outstanding (mm) 204.8 Proposed Deal Value per Share $10.74 TIGER Book Value per Share $10.42 Shares Issued to TIGER in Proposed Merger (mm) 94.2

Appendix

Appendix: M&A Perspective: Recent Affiliated-Party Financial Services Transactions Observations

- An examination of selected(1) affiliated party financial services transactions indicated the following:
  - The final offer price is a market premium in excess of 20% to the initial share price before offer
  - The final offer is most often at a premium in excess of 10% to the initial offer
  - The buyer typically submits 3-5 bids before agreeing to price with the seller
  - In several cases the seller announced the existence of an offer to the public during the negotiating process

Annc. Date	Buyer	Target	Deal Value ($ mm)	Stock Price Before Initial Offer or Rumor	Initial Offer[1]	Final Offer	Total Rounds of Offers	Initial Premium to Initial Stock Price	Final Premium to Initial Stock Price	Increase to Initial Offer
11/12/2012	Annaly Capital Management Inc	CreXus Investment Corp	$876	$11.10	$12.50	$13.05	4	12.6%	17.6%	4.4%
11/12/2012	Leucadia National Corp	Jefferies Group Inc	$2,924	$14.27	$16.46	$17.66	2	15.4%	23.7%	7.3%
10/13/2008	Banco Santander SA	Sovereign Bancorp Inc	$1,910	$3.81	$3.81	$3.81	1	0.0%	0.0%	0.0%
08/12/2008	Bank of Tokyo-Mitsubishi UFJ Ltd	UnionBanCal Corp,CA	$3,808	$53.02	$58.00	$73.50	3	9.4%	38.6%	26.7%
03/10/2008	Nationwide Mutual Insurance Co	Nationwide Finl Svcs Inc	$2,471	$40.00	$47.20	$52.25	3	18.0%	30.6%	10.7%
07/17/2007	Alfa Mutual	Alfa Corp	$833	$15.20	$17.60	$22.00	5	15.8%	44.7%	25.0%
11/20/2006	Toronto-Dominion Bank	TD Banknorth Inc	$3,201	$28.81	$32-34	$32.33	6	14.5%	12.2%	-2.0%
						Mean	3.4	12.2%	23.9%	10.3%
						Median	3.0	14.5%	23.7%	7.3%

1. Transactions involving U.S. based publicly-traded targets in the financial services industry with deal values between $500 million and $5 billion since January 1, 2007 where acquirer owned at least 10% of target pre –transaction and acquired 100% of the remaining stock.
Source: SNL Financial, Thompson IB, SEC filings

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Appendix: Case Study of Annaly/CreXus Affiliated Transaction

Transaction Overview	
Buyer:	Annaly Capital Management Inc
Seller:	CreXus Investment Corp
Offer Announcement Date:	11/12/2012
Deal Announcement Date:	5/23/2013
Completion Date:	5/23/2013
Aggregate Deal Value ($mm)	$876
Type of Consideration:	100% Cash
Buyer's Pre-Acquisition Ownership Percentage:	12.4%

Pricing Metrics and Negotiations	
Price / BV:	1.09x
Price / LTM EPS:	10.4x
Price / Estimated Earnings	12.7x
Market Premium to Initial Stock Price:	17.6%
Initial Premium to Initial Stock Price:	12.6%
Increase to Initial Offer:	4.4%
Rounds of Offers (#):	4
Go-shop Period:	45 Days

Description of Negotiations	
Date:	**Action Taken:**
November 9, 2012	Annaly delivered a proposal to the Board of CreXus to acquire the remainder of the common stock it did not own for $12.50 in cash
November 10, 2012	CreXus established a special committee to evaluate the offer and other strategic alternatives
November 12, 2012	Annaly issued a press release announcing its offer to CreXus
November 13, 2012	CreXus issued a press release acknowledging that it had received an offer from Annaly
January 11, 2013	CreXus' financial advisor invited Annaly to increase their offer in order to move forward with a potential transaction
January 18, 2013	Annaly's financial advisor presented CreXus' financial advisor with a revised purchase price of $12.70
January 27, 2013	Annaly's financial advisor presented CreXus' financial advisor with a revised purchase price of $12.90
January 28, 2013	CreXus' financial advisor requested that the purchase price be in excess of $13.00
January 28, 2013	Annaly's financial advisor presented CreXus' financial advisor with a best and final purchase price of $13.00 and a pro-rata dividend of $0.05
January 30, 2013	CreXus' approved Annaly's proposal and terms of the merger agreement

Source: SNL Financial, Thompson One and Company SEC Filings

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Appendix: Case Study of Leucadia/Jefferies Affiliated Transaction Source: SNL Financial, Thompson One and Company SEC Filings Transaction Overview Buyer: Leucadia National Corp Seller: Jefferies Group Inc Offer Announcement Date: 11/12/2012 Deal Announcement Date: 11/12/2012 Completion Date: 3/1/2013 Aggregate Deal Value ($mm) $2,924 Type of Consideration: 100% Stock Buyer's Pre-Acquisition Ownership Percentage: 28.6% Pricing Metrics and Negotiations Price / BV: Price / LTM EPS: Price / Estimated Earnings Market Premium to Initial Stock Price: 1.06x 15.6x 14.6x 23.7% Initial Premium to Initial Stock Price: 15.4% Increase to Initial Offer: 7.3% Rounds of Offers (#): Go-shop Period: 2 None Description of Negotiations Date: Action Taken: May 4, 2012 Jefferies management informed its board of preliminary discussions with Leucadia regarding a potential combination September 19, 2012 Jefferies formed a special committee to evaluate a potential transaction with Leucadia November 7, 2012 Jefferies special committee granted authority to select management team members to negotiate an exchange ratio of not less than 0.70 with Leucadia representatives November 7, 2012 Jefferies and Leucadia commenced negotiations of exchange ratio November 7, 2012 Jefferies offered an exchange ratio of 0.8451 November 7, 2012 Leucadia offered an exchange ratio of 0.7552 November 7, 2012 The parties agreed to an exchange ratio of 0.81 November 10, 2012 Jefferies' special committee and board of directors approved the transaction November 11, 2012 Leucadia's special committee and board of directors approved the transaction November 11, 2012 The parties executed the merger agreement November 12, 2012 The parties issued a press release announcing the transaction

Appendix: Case Study of Santander/Sovereign Affiliated Transaction Source: SNL Financial, Thompson One and Company SEC Filings Transaction Overview Buyer: Banco Santander SA Seller: Sovereign Bancorp Inc Offer Announcement Date: 10/13/2008 Deal Announcement Date: 10/13/2008 Completion Date: 1/30/2009 Aggregate Deal Value ($mm) $1,910 Type of Consideration: 100% Stock Buyer's Pre-Acquisition Ownership Percentage: 25.0% Pricing Metrics and Negotiations Price / BV: Price / LTM EPS: Price / Estimated Earnings Market Premium to Initial Stock Price: 68.40x NM NM 0.0% Initial Premium to Initial Stock Price: 0.0% Increase to Initial Offer: 0.0% Rounds of Offers (#): Go-shop Period: 1 None Description of Negotiations Date: Action Taken: April 28, 2008 Sovereign formed a Capital and Finance committee to evaluate potential capital raising alternatives September 29, 2008 Sovereign's Capital and Finance committee recommended retaining a financial advisor to help it evaluate strategic and capital raise alternatives September 30, 2008 Sovereign's CEO's employment is terminated October 9, 2008 Sovereign formed a Special Committee to evaluate a potential transaction involving Santander October 9, 2008 Sovereign's special committee sent Santander a letter expressing an interest in having preliminary discussions with Santander regardinga possible transaction October 10, 2008 Santander's financial advisors offered an exchange ratio of 0.294 or an implied value of $3.83 per share October 11, 2008 Sovereign's Board of Directors and Special Committee met to discuss the proposal with their advisors October 11, 2008 Sovereign's Board of Directors had their financial advisors communicate a counter offer of $5.50 per share to Santander October 12, 2008 Sovereign's Board of Directors met and discussed the transaction and decided to move forward subject to finalization of certain terms October 13, 2008 Sovereign's Board of Directors met and approved the final agreements October 13, 2008 The parties signed a definitive agreement and issued a press release announcing the transaction

Appendix: Case Study of BTMU/UB Affiliated Transaction

Transaction Overview	
Buyer:	Bank of Tokyo-Mitsubishi UFJ Ltd
Seller:	UnionBanCal Corp,CA
Offer Announcement Date:	8/12/2008
Deal Announcement Date:	8/18/2008
Completion Date:	11/4/2008
Aggregate Deal Value ($mm)	$3,808
Type of Consideration:	100% Cash
Buyer's Pre-Acquisition Ownership Percentage:	64.9%

Pricing Metrics and Negotiations	
Price / BV:	2.16x
Price / LTM EPS:	18.7x
Price / Estimated Earnings	18.2x
Market Premium to Initial Stock Price:	38.6%
Initial Premium to Initial Stock Price:	9.4%
Increase to Initial Offer:	26.7%
Rounds of Offers (#):	3
Go-shop Period:	None

Description of Negotiations	
Date:	**Action Taken:**
April 26, 2008	BTMU presented UB with an all cash proposal of $58.00 per share
April 29, 2008	UB formed a special committee to evaluate the proposal
June 22, 2008	UB's financial advisors informed BTMU that their offer undervalued the company and that they would only consider a revised proposal
August 12, 2008	BTMU decided to propose $63.00 per share in a publicly-announced tender offer
August 13, 2008	BTMU issued a press release announcing its $63.00 tender offer to UB shareholders
August 13, 2008	UB sent a counter offer of $79.00 per share to BTMU
August 15, 2008	UB's advisors communicated to BTMU's advisors that they would accept $75.00 per share
August 16, 2008	BTMU's proposed a $73.50 per share offer in response to UB's proposal of $74.00 per share
August 17, 2008	UB accepted BTMU's proposal of $73.50 per share
August 18, 2008	Press release is issued announcing the transaction

Source: SNL Financial, Thompson One and Company SEC Filings

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Appendix: Case Study of Nationwide Mutual/Nationwide Financial Affiliated Transaction

Transaction Overview	
Buyer:	Nationwide Mutual Insurance Co
Seller:	Nationwide Finl Svcs Inc
Offer Announcement Date:	3/10/2008
Deal Announcement Date:	8/6/2008
Completion Date:	1/1/2009
Aggregate Deal Value ($mm)	$2,471
Type of Consideration:	100% Cash
Buyer's Pre-Acquisition Ownership Percentage:	66.3%

Pricing Metrics and Negotiations	
Price / BV:	1.47x
Price / LTM EPS:	20.9x
Price / Estimated Earnings	11.8x
Market Premium to Initial Stock Price:	30.6%
Initial Premium to Initial Stock Price:	18.0%
Increase to Initial Offer:	10.7%
Rounds of Offers (#):	3
Go-shop Period:	None

Description of Negotiations	
Date:	**Action Taken:**
February 13, 2008	Nationwide Mutual's board discussed the possibility of acquiring the remainder of the common stock it did not own
February 20, 2008	Nationwide Financial forms a special committee in preparation of receiving a proposal from Nationwide Mutual
March 5, 2008	Nationwide Mutual's board approved a proposal for $47.20 for each share of Nationwide Financial and sent a letter to Nationwide Financial's board
March 10, 2008	Nationwide Financial issued a press release announcing the receipt of the proposal from Nationwide Mutual
May 21, 2008	Nationwide Financial sent a letter to Nationwide Mutual with a requirement for any offer to be in the low $60s per share
June 20, 2008	Nationwide Mutual's board instructed its advisors to increase its proposal to $50.65 per share
June 23, 2008	Nationwide Financial's board instructed its advisors to advise Nationwide Mutual's advisors that a price of not less than $56.00 per share was appropriate
July 10, 2008	Nationwide Financial's board instructed its advisors to advise Nationwide Mutual's advisors that they would be willing to recommend to the board a deal at between $52.50 - 53.50 per share
July 17, 2008	Nationwide Financial's board instructed its advisors to advise Nationwide Mutual and its advisors that they would be willing to recommend to the board a deal at not less than $52.25 per share
July 24, 2008	Nationwide Mutual's board instructed its advisors to advise Nationwide Financial that it would agree to the $52.25 per share purchase price
August 6, 2008	Nationwide Mutual's and Nationwide Financial's boards approved the merger and issued a press release announcing the transaction

Source: SNL Financial, Thompson One and Company SEC Filings

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Appendix: Case Study of Alfa Mutual/Alfa Corp Affiliated Transaction

Transaction Overview	
Buyer:	Alfa Mutual
Seller:	Alfa Corp
Offer Announcement Date:	7/17/2007
Deal Announcement Date:	7/17/2007
Completion Date:	4/15/2008
Aggregate Deal Value ($mm)	$833
Type of Consideration:	100% Cash
Buyer's Pre-Acquisition Ownership Percentage:	53.9%

Pricing Metrics and Negotiations	
Price / BV:	2.04x
Price / LTM EPS:	16.5x
Price / Estimated Earnings	17.3x
Market Premium to Initial Stock Price:	44.7%
Initial Premium to Initial Stock Price:	15.8%
Increase to Initial Offer:	25.0%
Rounds of Offers (#):	5
Go-shop Period:	None

Description of Negotiations	
Date:	**Action Taken:**
March 6, 2007	Alfa Mutual filed an amended 13D announcing their review of a potential change in its ownership level of Alfa Corp
July 17, 2007	Alfa Mutual proposed to buy all the share of Alfa Corp it did not already own at a price of $17.60 in cash
July 17, 2007	Alfa Corp forms a special committee to evaluate Alfa Mutual's proposal
July 17, 2007	Alfa Corp issued a press release announcing Alfa Mutual's proposal
September 17, 2007	Alfa Corp authorized its advisor to present a counter offer of $24.00 per share to Alfa Mutual
September 28, 2007	Alfa Mutual authorized its advisor to present a counter offer of $18.75 per share to Alfa Corp
October 3, 2007	Alfa Corp instructed its advisor to communicate that the counter offer undervalued the company and that Alfa Corp would not continue to negotiate unless Alfa Mutual substantially improved its offer
October 17, 2007	Alfa Mutual authorized its advisor to present a counter offer of $20.00 per share to Alfa Corp
October 18, 2007	Alfa Corp authorized its advisor to present a counter offer of $23.00 per share to Alfa Mutual
October 23, 2007	Alfa Mutual authorized its advisor to present a counter offer of $20.75 per share to Alfa Corp
November 2, 2007	Alfa Mutual presented a counter offer of $22.00 per share to Alfa Corp
November 2, 2007	Alfa Corp accepted the offer of $22.00 per share
November 4, 2007	Both boards approved the transaction and signed definitive agreements
November 5, 2007	Both parties issued a press release announcing the transaction

Source: SNL Financial, Thompson One and Company SEC Filings

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Appendix: Case Study of Toronto Dominion/TD Banknorth Affiliated Transaction Source: SNL Financial, Thompson One and Company SEC Filings Pricing Metrics and Negotiations Buyer: Toronto-Dominion Bank Price / BV: 89.30x Seller: TD Banknorth Inc Price / LTM EPS: 18.0x Offer Announcement Date: 11/20/2006 Price / Estimated Earnings 15.1x Deal Announcement Date: 11/20/2006 Market Premium to Initial Stock Price: 12.2% Completion Date: 4/20/2007 Initial Premium to Initial Stock Price: 14.5% Aggregate Deal Value ($mm) $3,201 Increase to Initial Offer: -2.0% Type of Consideration: 100% Cash Rounds of Offers (#): 6 59.5% Go-shop Period: None Description of Negotiations Date: Action Taken: April 15, 2006 The possibility of a potential transaction is first discussed between the respective parties May 8, 2006 May 9, 2006 June 22, 2006 July 18, 2006 April 15, 2006 The possibility of a potential transaction is first discussed between the respective parties August 2, 2006 August 15, 2006 September 14, 2006 November 9, 2006 November 10, 2006 November 10, 2006 November 10, 2006 November 18, 2006 November 19, 2006 November 20, 2008 TD Banknorth's Special Committee met and determined that the indicated terms were not acceptable Toronto-Dominion indicated that a price of not more than $32 per share was appropriate while TD Banknorth indicated that $34 per share was appropriate Toronto-Dominion indicated to TD Banknorth that a price range of $30.50-$31 per share was appropriate Both CEOs agree to recommend a price of $32.33 per share to their respective boards TD Banknorth's Special Committee recommended to the Board of Directors that they approve the transaction TD Banknorth's Board of Directors met and approved the transaction and signed a definitive agreement The parties issue a press release announcing the transaction TD Banknorth's Special Committee met and authorized its CEO to discuss the possibility of a transaction with Toronto- Dominion Toronto-Dominion indicated to TD Banknorth that a price range of $32-$34 per share might be appropriate to further discussions while Banknorth suggested that $35-38 per share would be necessary Toronto-Dominion indicated that a price range of $31-$32 per share was appropriate while TD Banknorth indicated that $34- $35 per share was appropriate Toronto-Dominion indicated that a price range of $31-$32 per share was appropriate while TD Banknorth indicated that $34- $35 per share was appropriate Transaction Overview Buyer's Pre-Acquisition Ownership Percentage: The designated independent directors met with TD Banknorth's CEO and discussed various strategic issues including the possibility of a going private transaction TD Banknorth's CEO discussed various strategic issues with the board of directors, including the discussions with the independent directors the day prior TD Banknorth formed a Special Committee to evaluate a potential transaction involving Toronto-Dominion consisting of the designated independent directors

Appendix: Debt Comparables Source: SNL Financial, Thompson One and Company SEC Filings ($ in millions) The Blackstone Group The Carlyle Group Fortress Investment Group Oaktree Capital Group Balance Sheet (9/30/13) Fully Diluted Market Cap. $30,922 $9,607 $4,177 $8,441 Enterprise Value $38,152 $9,959 $4,181 $8,722 Selected Credit Statistics: Debt to EBITDA 0.6x 0.9x NA 0.6x Interest Coverage 26.1x 23.5x NA 21.0x Debt to Common Equity 0.2x 0.5x NA 0.4x Debt to Tangible Common Equity 0.2x 0.7x NA 0.4x Credit Ratings (S&P / Fitch) NA / A+ A- / NA NA / BBB NA / A